Exhibit 99

Media:	Tom Robinson 816.556.2902

Investor:	Todd Kobayashi 816.556.2312

FOR IMMEDIATE RELEASE

Great Plains Energy Announces Results
From Digital Teleport Restructuring

Kansas City, MO, June 25, 2003 - Great Plains Energy (NYSE: GXP) today announced that the previously-approved joint bankruptcy plan filed by its subsidiaries, DTI Holdings, Inc., Digital Teleport, Inc. (DTI), and Digital Teleport of Virginia, Inc., became final. This bankruptcy plan confirmation follows the June 6, 2003 closing on the sale of substantially all of the operating assets of DTI to a subsidiary of CenturyTel, Inc. for approximately $38 million of cash proceeds, including $3.8 million of escrowed proceeds.

In accordance with the plan, KLT Telecom Inc., a wholly owned indirect subsidiary of Great Plains Energy, anticipates that it will receive a cash distribution of approximately $15 million from the bankruptcy estate in the second quarter. Additionally, KLT Telecom anticipates that it will realize approximately $21 million of cash tax benefits in late 2003.

Pending final resolution of certain items including the escrow proceeds, the Missouri Department of Revenue claim described in the Company's latest 10-Q, and the minority shareholder put described in the 2002 Form 10-K, the Company expects to record approximately $25 million to $27 million in net income or $0.36 to $0.38 per share during the second quarter related to the bankruptcy. The impact on net income is primarily due to the net effect of the bankruptcy plan approval and the resulting distribution, the reversal of a $15.8 million tax valuation allowance, and the reversal of $5 million Debtor in Possession financing previously reserved.

Great Plains Energy (NYSE: GXP), headquartered in Kansas City, MO, is the holding company for three business units: Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest; Strategic Energy LLC, an energy management company providing electric load aggregation and power supply coordination; KLT Gas Inc., a subsidiary specializing in coal bed methane exploration and development. The Company's web site is www.greatplainsenergy.com.

CERTAIN FORWARD-LOOKING INFORMATION - Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform

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Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company's actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions including, but not limited to, changes in interest rates; ability to maintain current credit ratings; availability and cost of capital; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost and availability of fuel; ability to achieve generation planning goals and the occurrence of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. This list of factors is not all-inclusive because it is not possible to predict all factors.

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